Exhibit 4.2

FIRST RESPONDER SYSTEMS AND TECHNOLOGY INC.

3% DEBENTURE DUE DECEMBER 30, 2010

$8,000,000

CUSIP:

                             , 2005

First Responder Systems and Technology Inc., a Delaware corporation (“Issuer”), herein called the “Issuer”, which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to Cede & Co. or registered assigns, the principal sum of EIGHT MILLION AND NO/100 dollars ($8,000,000) on December 30, 2010 at the office or agency of the Issuer maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semi-annually on June 30 and December 30 of each year, commencing June 30, 2006, on said principal sum at said office or agency, in like coin or currency, at the rate per annum of 3%, from December 30 or June 30, as the case may be, next preceding the date of this Note to which interest has been paid or duly provided for.

Except as otherwise provided in the Indenture, the interest payable on the Note pursuant to the Indenture on any June 30 or December 30 will be paid to the person entitled thereto as it appears in the Note register at the close of business on the record date, which shall be the June 1 or December 1 (whether or not a Business Day) next preceding such June 30 or December 30, as provided in the Indenture; provided, however, that any such interest not punctually paid or duly provided for shall be payable as provided in the Indenture.

Interest shall be payable at the office of the Issuer maintained by the Issuer for such purposes in the Parish of East Baton Rouge, Louisiana, which shall initially be an office or agency of the Trustee and may, as the Issuer shall specify to the paying agent in writing by each record date, be paid either (i) by check mailed to the address of the Person entitled thereto as it appears in the Note register or (ii) by transfer to an account maintained by such Person located in the United States; provided, however, that payments to the Depositary will be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.

Reference is made to the further provisions of this Note set forth on the reverse hereof, including, without limitation, provisions subordinating the payment of principal of and premium, if any, and interest on the Notes to the prior payment in full of all Senior Indebtedness, as defined in the Indenture, and provisions giving the holder of this Note the right to convert this Note into common stock of the Issuer on the terms and subject to the limitations referred to on the reverse hereof and as more fully specified in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall be deemed to be a contract made under the laws of the State of Louisiana, and for all purposes shall be construed in accordance with and governed by the laws of the State of Louisiana, without regard to principles of conflicts of laws.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee or a duly authorized authenticating agent under the Indenture.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

First Responder Systems and Technology Inc.

By:
By:	Joseph A. Roccaforte, Jr.
Title:	President and Chief Executive Officer

Attest:

1

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

HANCOCK BANK OF LOUISIANA, as Trustee

By:	Carliss Knesel
Title:	Vice President and Trust Officer

FORM OF REVERSE OF NOTE

FIRST RESPONDER SYSTEMS AND TECHNOLOGY INC.

3% DEBENTURE DUE DECEMBER 30, 2010

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its 3% Debenture due December 30, 2010 (herein called the “Notes”), limited to the aggregate principal amount of $8,000,000 all issued or to be issued under and pursuant to an Indenture dated as of                          , 2005, between the Issuer and Hancock Bank of Louisiana, as trustee (herein called the “Trustee”), to which Indenture and all other indentures (if any) supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the holders of the Notes.

In case certain Events of Default (as defined in the Indenture) shall have occurred and be continuing, the principal of, premium, if any, and accrued interest on all Notes may be declared by either the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding, and upon said declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Notes; provided, however, that no such supplemental indenture shall (a)(i) extend the final maturity of the Notes, (ii) reduce the principal amount hereof, (iii) reduce the rate or extend the time of payment of interest hereon, (iv) reduce any amount payable on redemption hereof, (v) make the principal hereof, or interest hereon payable in any coin or currency other than that provided herein or in accordance with the terms hereof, (vi) modify or amend any provisions relating to the conversion or exchange of the Notes, including the determination of the amount of securities or other property (or cash) into which the Notes shall be converted or exchanged, (vii) impair or affect the right of any Noteholder to institute suit for the payment hereof or any right of repayment at the option of the Noteholder, in each case without the consent of the Holder of each Note so affected, or (b) reduce the aforesaid percentage of Notes, the consent of the Holders of which is required for any such supplemental indenture, without the consent of the Holders of each Note so affected. Subject to the provisions of the Indenture, the holders of a majority in aggregate principal amount of the Notes at the time outstanding may on behalf of the holders of all of the Notes waive any past default or Event of Default under the Indenture and its consequences except a default in respect of a covenant or provisions of the Indenture which under Article 8 of the Indenture cannot be modified without the consent of the holders of each or all Notes then outstanding or affected thereby. Any such consent or waiver by the holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Note and any Notes which may be issued in exchange or substitution hereof, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.

The Issuer is subject to certain terms and conditions set forth in the Investor Rights Agreement dated                          , 2005. Each holder of this Note, by accepting the same, agrees to and shall be bound by such provisions and authorizes the Trustee on its behalf to take such action as may be necessary or appropriate to effectuate the rights so provided and appoints the Trustee his attorney-in-fact for such purpose.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

The Notes are issuable in fully registered form, without coupons, in denominations of $1,000 principal amount and any integral multiple of $1,000. At the office or agency of the Issuer referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration or exchange of Notes, Notes may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.

The Company may redeem the Debentures at any time, in whole or in part, on at least 30 days’ notice but no more than 60 days’ notice, together with any accrued and unpaid interest to, but excluding the redemption date, at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed under the following circumstances at any time after a date three years from the Original Issue Date. If the Company redeems less than all of the outstanding Debentures, the Company’s Board of Directors will select the Debentures to be redeemed in multiples of $1,000 by lot, pro rata or any other method the Board of Directors considers fair and appropriate, in its sole discretion. The Notes are not subject to redemption through the operation of any sinking fund.

The Issuer may not give notice of any redemption of the Notes if a default in the payment of interest or premium, if any, on the Notes has occurred and is continuing.

The Issuer, the Trustee, any authenticating agent, any paying agent, and any Note registrar may deem and treat the registered holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon made by anyone other than the Issuer or any Note registrar) for the purpose of receiving payment hereof, or on account hereof, and for all other purposes, and neither the Issuer nor the Trustee nor any other authenticating agent nor any paying agent nor other conversion agent nor any Note registrar shall be affected by any notice to the contrary. All payments made to or upon the order of such registered holder shall, to the extent of the sum or sums paid, satisfy and discharge liability for monies payable on this Note.

No recourse for the payment of the principal of or any premium or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any supplemental indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, officer or director or subsidiary, as such, past, present or future, of the Issuer or of any successor corporation, either directly or through the

Issuer or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

This Note shall be deemed to be a contract made under the laws of Louisiana, and for all purposes shall be construed in accordance with the laws of Louisiana, without regard to principles of conflicts of laws.

Terms used in this Note and defined in the Indenture are used herein as therein defined.